Exhibit 23.2	Consent of Jorgensen & Co.

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 6, 2007 on the December 31, 2006 audited financial statements for Mogul Energy International, Inc. as included in the Form S-8 registration statement filed by Mogul Energy International, Inc. on, or about, October 22, 2007.

/s/ Jorgensen & Co.
JORGENSEN & CO.
October 22, 2007